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Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements ("pro forma financial statements") are based on the historical financial statements of Andrew and Allen after giving effect to the purchase of Allen by Andrew using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes. The pro forma condensed consolidated balance sheet ("pro forma balance sheet") as of June 30, 2003 has been prepared as if the merger of Andrew and Allen occurred on June 30, 2003. The pro forma condensed consolidated statements of operations ("pro forma statements of operations") for the year ended September 30, 2002 and nine months ended June 30, 2003 have been prepared as if the merger of Andrew and Allen occurred on October 1, 2001. Because Allen's fiscal year ends December 31, Allen's statement of operations for the year ending September 30, 2002 is based on Allen's statement of operations for its fiscal year ending December 31, 2002, adjusted by subtracting the quarter ended December 31, 2002 and adding the quarter ended December 31, 2001 and Allen's statement of operations for the nine months ended June 30, 2003 is based on Allen's quarters ended December 31, 2002, March 31, 2003 and June 30, 2003.

        Andrew acquired Celiant Corporation ("Celiant") on June 4, 2002 and accounted for this acquisition using the purchase method of accounting. The pro forma statement of operations for the year ended September 30, 2002 includes adjustments for the results of operations of Celiant from October 1, 2001 to June 3, 2002 to present pro forma results of operations of Andrew and Celiant combined for the full year. Pro forma adjustments have been made to reflect this acquisition as if it had occurred on October 1, 2001. The historical Andrew consolidated financial information in the pro forma statement of operations for the nine months ended June 30, 2003 and the pro forma balance sheet as of June 30, 2003 include Celiant.

        The total estimated purchase consideration of $510 million, as shown in note 1 to these pro forma financial statements, has been allocated to the tangible and intangible assets of Allen based on a preliminary estimate of fair value. Independent valuation specialists are currently conducting a valuation in order to assist Andrew in determining the fair value of these assets. The preliminary work performed by these specialists has been considered in this estimate of the fair value of the assets acquired from Allen.

        The pro forma balance sheet includes an adjustment for liabilities and for the write-off of Allen inventories resulting from integration planning. Andrew believes that this merger will provide significant synergies and cost savings after the integration of Andrew and Allen is complete. The impact of these cost savings and synergies has not been included in these pro forma statements of operations.

        These pro forma financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Andrew, Celiant and Allen incorporated by reference into the S-4 Registration Statement filed with the Securities and Exchange Commission on June 10, 2003. The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Andrew that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Andrew.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET OF ANDREW AND ALLEN
AS OF JUNE 30, 2003

	Andrew	Allen	Pro-Forma Adj		Pro-Forma
Dollars in thousands
Assets
Current Assets
Cash and cash equivalents	$78,301	$64,881			$143,182
Accounts receivable, less allowances	189,299	131,306			320,605
Inventories	149,952	111,401	(8,815)	2	252,538
Other current assets	13,547	12,525			26,072

Total Current Assets	431,099	320,113	(8,815)		742,397
Other Assets
Goodwill	398,199	139,478	389,068 (139,478)	2	787,267
Deferred income taxes, net	—	26,906	(26,906 26,906 7,178)	6 6 6	34,084
Intangible assets, less amortization	36,453	—	70,600	2, 3	107,053
Other assets	3,661	42,469			46,130
Property, Plant and Equipment	572,624	129,208	(90,311)	11	611,521
Allowance for depreciation	(388,479)	(90,311)	90,311	11	(388,479)

	184,145	38,897	—		223,042
Total Assets	$1,053,557	$567,863	$318,553		$1,939,973

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable and current portion of long term debt	$14,912	$12,840	$57,196	1, 4	$84,948
Accounts payable	67,584	45,062			112,646
Other Current Liabilities	64,733	53,433	13,939	2	132,105
Total Current Liabilities	147,229	111,335	71,135		329,699
Deferred Liabilities	19,389	25,260	25,000	2	69,649
Long-Term Debt, less current portion	9,310	69,408			78,718
Redeemable Convertible Preferred Stock	—	50,000			50,000
Stockholders' Equity
Common stock	1,027	32,725	550 (32,725)	1	1,577
Additional paid-in capital	145,480	206,790	450,830 1,678 81,220 (206,790)	1 1 2	679,208
Accumulated other comprehensive loss	(24,973)	(1,465)	1,465		(24,973)
Retained earnings	806,639	87,549	(87,549)		806,639
Treasury stock, at cost	(50,544)	(13,739)	13,739		(50,544)

Total Stockholders' Equity	877,629	311,860	222,418		1,411,907

Total Liabilities and Stockholders' Equity	$1,053,557	$567,863	$318,553		$1,939,973

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS OF ANDREW AND ALLEN
FOR THE YEAR ENDING SEPTEMBER 30, 2002

	Andrew	Celiant Oct. 1, 2001 to Jun. 3, 2002	Celiant Pro Forma Adjustments		Andrew Pro-Forma	Allen	Pro Forma Adjustments		Pro-Forma
In thousands, except per share amounts
Sales	$864,801	$228,519			$1,093,320	$378,318			$1,471,638
Cost of products sold	627,093	179,530			806,623	289,493			1,096,116

Gross Profit	237,708	48,989			286,697	88,825	—		375,522
Operating Expenses
Research and development	57,977	13,190			71,167	25,613			96,780
Sales and administrative	140,307	14,911			155,218	56,412			211,630
Intangible amortization	5,121	66	8,134	9	13,321	1,966	23,150	3	38,437
Restructuring	24,908				24,908	—			24,908

	228,313	28,167	8,134		264,614	83,991	23,150		371,755

Operating Income (Loss)	9,395	20,822	(8,134)		22,083	4,834	(23,150)		3,767
Other (Income) Expense	(3,675)	(1,163)	1,265	9	(3,573)	8,501	1,155	4, 5	6,083

Income (Loss) from Continuing Operations Before Income Taxes	13,070	21,985	(9,399)		25,656	(3,667)	(24,305)		(2,316)
Income tax expense (benefit)	2,578	9,674	(507)		11,745	(1,507)	(9,479)	10	759
Minority Interest	—					88			88
Income (Loss) from Continuing Operations	10,492	12,311	(8,892)		13,911	(2,248)	(14,826)		(3,163)

Calculation of Per Share Earnings:
Numerator
Income (loss) from continuing operations	10,492	12,311	(8,892)		13,911	(2,248)	(14,826)		(3,163)
Adjustment for preferred stock dividend	—	—	—		—	(1,572)	(2,303)	5	(3,875)

Income (loss) from continuing operations available to common shareholders	10,492	12,311	(8,892)		13,911	(3,820)	(17,129)		(7,038)
Denominator:
Average basic shares outstanding	87,197	—	10,837	9	98,034	29,908	55,046	7	153,080
Adjustment for stock options and preferred stock	98		—		98	—	—	8	98

Average diluted shares outstanding	87,295		10,837		98,132	29,908	55,046		153,178
Basic and Diluted Income (Loss) from continuing operations available to common shareholders per basic share:	$0.12				$0.14	$(0.13)			$(0.05)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS OF ANDREW AND ALLEN
FOR THE NINE MONTHS ENDING JUNE 30, 2003

	Andrew	Allen	Pro-Forma Adj		Pro-Forma
In thousands, except per share amounts
Sales	$669,565	$365,743			$1,035,308
Cost of products sold	492,005	250,298			742,303

Gross Profit	177,560	115,445	—		293,005
Operating Expenses
Research and development	58,485	20,648			79,133
Sales and administrative	100,943	51,497			152,440
Intangible amortization	11,027	—	14,030	3	25,057
Restructuring	677	—			677

	171,132	72,145	14,030		257,307

Operating Income (Loss)	6,428	43,300	(14,030)		35,698
Other Expense	(8,712)	3,558	1,287	4	(3,867)

Income (Loss) from Continuing Operations Before Income Taxes	15,140	39,742	(15,317)		39,565
Income tax expense (benefit)	1,757	11,900	(5,974)	10	7,683
Minority Interest	—	81			81
Income from Continuing Operations	13,383	27,761	(9,343)		31,801

Calculation of Per Share Earnings:
Basic:
Numerator: Income (loss) from continuing operations	13,383	27,761	(9,343)		31,801
Adjustment for preferred stock dividend	—	(2,906)	—		(2,906)

Income (loss) from continuing operations available to common shareholders	13,383	24,855	(9,343)		28,895
Denominator: Average basic shares outstanding	98,315	30,594	55,046	7	153,361
Income from continuing operations available to common shareholders per basic share:	$0.14	$0.81			$0.19

Diluted:
Numerator: Income (loss) from continuing operations	13,383	27,761	(9,343)		31,801
Adjustment for preferred stock dividend	—	(2,906)		8	(2,906)

Income (loss) from continuing operations available to common shareholders	13,383	24,855	(9,343)		28,895
Denominator: Average basic shares outstanding	98,315	30,594	55,046	7	153,361
Adjustment for stock options and preferred stock	1	6,843		8	1

Average diluted shares outstanding	98,316	37,437	55,046		153,362
Income from continuing operations available to common shareholders per diluted share:	$0.14	$0.74			$0.19

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.     Estimated Purchase Consideration.

        The estimated total purchase consideration used in the pro forma balance sheet is $510.3 million, comprised of the following estimated items (dollars in thousands):

55,046,000 shares of Andrew Stock (at $8.20 a share)	$451,380
Buyout of Allen Stock Options	22,025
Fair Value of Andrew Stock Options Exchanged	1,678
Merger Costs	35,171

$510,254

        Andrew issued an estimated 55,046,000 shares of its $.01 par value common stock. This estimate is based on the 31,011,686 Allen common shares outstanding at June 30, 2003 and the agreed upon exchange ratio of 1.775. The 55,046,000 shares of Andrew stock were valued at $8.20 a share. The $8.20 a share is the average closing price for three days—the day the merger was announced, February 18, 2003, and the day before and day after the announcement.

        Allen issued stock options to employees and non-employee directors. Pursuant to Allen's stock option plans, all non-vested stock options held by employees or by directors who, upon the merger, ceased to serve as directors automatically vested upon completion of the merger. All of Allen's options that have exercise prices below the fair market value were paid in cash. Such cash payment was determined by (a) in the case of directors, the price of Allen common stock at the close of trading on the day before the effective time of the merger and (b) in the case of employees, the price of Allen common stock at the close of trading on the day before the date that Allen's common stockholders approved the merger or, if higher, at the close of trading on the New York Stock Exchange on any day during the 60-day period preceding such date. The total buyout of these stock options is estimated to be $22.0 million.

        All of Allen's outstanding stock options with exercise prices above the market price at the date of closing (determined as described above) were exchanged for options to purchase shares of Andrew stock with the same terms and conditions as under the Allen stock option plans. The Black-Scholes option-pricing model was used to estimate the fair value of these options at $1.7 million.

        The $35.1 million of merger costs is comprised of $17.5 million of severance and benefit costs and $17.6 million of other merger costs. The severance and benefit costs are for Allen employees who are covered by severance agreements in their employment and other contracts with Allen. The $17.5 million of severance and benefit costs consists of approximately $13.6 million to Allen directors and executive officers, with the balance to be paid to non-executive officer employees.

        Total estimated other merger-related costs are $17.6 million consisting of investment banker, legal, accounting and other costs. It is estimated that the total cash costs will be $57.2 million consisting of the $35.1 million of merger costs and $22.0 million for the stock option buyout.

2.     Allocation of Purchase Consideration.

        The estimated purchase consideration was allocated to tangible and intangible assets based upon a preliminary estimate of fair value determined by Andrew and independent valuation specialists. With the exception of the redeemable convertible preferred stock, the pension liability, the adjustments for the Allen integration costs and the impact of these items on deferred taxes, there have been no adjustments to the historical carrying value of Allen's tangible assets and liabilities for these pro forma financial statements. The final purchase accounting adjustments could include additional adjustments to the fair value of the assets and liabilities acquired from Allen. Based on these preliminary estimates the purchase consideration was allocated as follows (dollars in thousands):

Net tangible assets of Allen	$172,382
Allen integration costs	(13,939)
Redeemable convertible preferred stock (recorded to additional paid-in capital)	(81,220)
Intangible assets	70,600
Allen inventory adjustment	(8,815)
Pension liability	(25,000)
Net deferred tax asset	7,178
Goodwill	389,067

$510,254

        Allen had one million redeemable convertible preferred shares outstanding which allowed the holders to convert the preferred stock into common stock at a conversion rate of $7.70 per share. The preliminary estimate of the fair value of these instruments used in these pro forma financial statements was $131.2 million, which is calculated using a price per share of Allen common stock based on closing prices of Andrew and Allen on July 15, 2003 and the exchange ratio of 1.775x as set forth in the merger agreement, the terms of the Allen Series D 7.75% Convertible Preferred Stock, and the then-prevailing market rates for the debt of Allen and the then-prevailing volatility for the common stock of Allen. Each share of Allen redeemable convertible preferred stock was converted in the merger into the right to receive one share of newly-created Andrew redeemable convertible preferred stock, with substantially identical rights as the Allen preferred stock. Each share of Andrew preferred stock is convertible into Andrew common stock at a conversion rate of $4.338 per share, which gives effect to the common stock exchange ratio of 1.775.

        Allen has a defined benefit plan for the benefit of its employees. At July 15, 2003, it is estimated that the projected benefit obligation exceeds the plan's assets by approximately $25 million.

        As allowed by EITF Issue 95-3, a liability has been recorded for the estimated severance of former Allen employees, costs to close redundant Allen manufacturing and other facilities, eliminate duplicate corporate overhead functions and reserve for Allen inventory which will be scrapped. The estimated cost of these activities is approximately $22.8 million dollars.

3.     Intangible Assets and Amortization.

        A preliminary analysis by independent valuation experts identified the following intangible assets and their associated useful lives.

	Value	Useful Life in years	Annual Amortization
	(Dollars in thousands)
Patents and related technology	$35,000	4	$8,750
AT&T Wireless Supply Agreement	20,000	1.5	13,333
Trademarks and trade names	7,500	Indefinite	NA
Non-compete agreements	1,100	3	367
Customer relationships	7,000	10	700

	$70,600		$23,150

        Andrew expects to complete its analysis by September 30, 2003, which could result in the identification of other intangible assets such as additional trademarks and trade names, customer lists and backlog lists. Due to the variety of potential intangible assets being evaluated, the allocation of purchase consideration and amortization periods assigned to these assets could vary considerably. Therefore, any change to Andrew's preliminary analysis could result in a material change in the annual amortization expense shown in the above table.

4.     Interest Expense.

        The estimated $57.2 million of cash required to pay merger costs and severance costs and to buy out stock options is assumed to require additional borrowing. These additional borrowings are assumed to be under Andrew's revolving line of credit agreement at an estimated annual interest rate of 3%.

5.     Redeemable Convertible Preferred Stock Dividend.

        Allen issued the redeemable convertible preferred stock on March 20, 2002. The pro forma statement of operations for the year ended September 30, 2002 was prepared as if the redeemable convertible preferred stock was outstanding since October 1, 2001 and reflects the dividend of $3.9 million that would have been paid if these instruments were outstanding for the entire fiscal year. If these instruments were outstanding for the entire fiscal year, Allen's interest expense would have decreased by $561,000 over such period, assuming the $46.8 million of net proceeds from the sale of these instruments was used to reduce outstanding borrowings on October 1, 2001 at an average interest rate of 3.6%.

6.     Net Deferred Income Taxes.

        The net deferred tax asset adjustments reflect the elimination of the previously recorded Allen deferred tax assets and the establishment of Allen deferred taxes, as well as the entry to record the difference between the tax basis and book basis of certain pro forma adjustments. The pro forma adjustments to record the estimated fair value of the intangible assets resulted in a deferred tax liability of $27.5 million, calculated by using a marginal tax rate of 39%. Certain other adjustments resulted in a basis difference between book and tax and resulted in a deferred tax asset of $34.7 million.

        The net impact of these adjustments resulted in a net deferred tax asset of $7.2 million, calculated by using a marginal tax rate of 39%. Note that the final allocation of purchase price has not been completed. A change in the value of any of these adjustments will also impact the value of the deferred income tax asset recorded as part of the purchase price allocation.

7.     Average Shares Outstanding.

        The pro forma basic and diluted average shares outstanding includes the 55,046,000 shares of Andrew stock issued in connection with the merger. The pro forma diluted average shares outstanding do not include 11,526,000 shares of Andrew stock that would be issued assuming the holders of the redeemable convertible preferred stock exercised their conversion rights because these shares were anti-dilutive.

8.     Earnings Per Share.

        The pro forma basic and diluted earnings per share calculations for the year ended September 30, 2002 and the nine months ended June 30, 2003 include an adjustment to income from continuing operations for the dividend on preferred stock. The pro forma earnings per share calculations do not include 11,526,000 shares of Andrew stock that would be issued assuming the holders of the redeemable convertible preferred stock exercised their conversion rights because these shares were anti-dilutive.

9.     Celiant Pro Forma Adjustments.

        Andrew acquired Celiant on June 4, 2002 for total consideration of $481.0 million, consisting of cash and 16,279,000 shares of Andrew stock. The pro forma adjustments consist of amortization of intangible assets of $8.1 million and $1.3 million of interest expense. Andrew estimates that it would have borrowed an additional $63.0 million under its revolving credit agreement to finance this acquisition as of October 1, 2001. An adjustment of 10,837,000 shares was required to adjust Andrew's average shares outstanding to reflect the 16,279,000 shares as outstanding for the entire year.

10.   Income Taxes.

        The tax benefit on the pro forma adjustments is calculated using a marginal tax rate of 39%.

11.   Depreciation.

        The accumulated depreciation on Allen property, plant and equipment has been eliminated against the cost of these assets, which Andrew management believes to be a reasonable estimate of fair value. Andrew has engaged independent valuation experts to assist in determining the fair value of the Allen assets being acquired, including property, plant and equipment. This valuation is expected to be completed by September 30, 2003. The final valuation may result in adjustments to the historical carrying value of Allen's property, plant and equipment to reflect current market values. Andrew management does not anticipate that any changes to the carrying value of property, plant and equipment will have a material impact on pro forma depreciation expense.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS